UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 10, 2018

DS HEALTHCARE GROUP, INC.

(Exact name of registrant as specified in its charter)

______________

Florida	001-35763	20-8380461
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

5379 Lyons Road, Coconut Creek, FL 33073

(Address of Principal Executive Office) (Zip Code)

(888) 404-7770

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Introductory Note

As previously disclosed, Medilogistics Corp., a Florida corporation (“Purchaser”), and wholly-owned subsidiary of Medilogistics LLC, a Delaware limited liability corporation (“Parent”) formed by Fernando Tamez Gutierrez and Miguel Gomez Mont (together, the “Bidders”), commenced a tender offer (the “Offer”) to purchase all outstanding shares of common stock, par value $0.001 per share, of DS Healthcare Group, Inc., a Florida corporation (the “Company”), at a purchase price of $0.07 per share, net to the seller in cash, without interest thereon, plus one contingent value right per share representing the right to an amount equal to 80% of any potential proceeds from a pending lawsuit (the “Offer Price”), upon the terms and subject to the conditions set forth in the amended and restated offer to purchase dated May 21, 2018 (the “Offer to Purchase”) and in the related Letter of Transmittal. The Offer expired on July 9, 2018. Purchaser acquired 19,270,519 shares in the Offer, which represents approximately 63.83% of the total number of shares outstanding on a fully-diluted basis, or 74.28% including the shares owned by Mr. Tamez Gutierrez, for an aggregate purchase price of $1.3 million.

In order to fund the purchase of shares in the Offer, Fernando Tamez Gutierrez entered into a contribution agreement with Miguel Gomez Mont (on behalf of Parent), where Mr. Tamez Gutierrez agreed to contribute his 3,389,165 shares to Parent and Mr. Gomez Mont agreed to contribute $1,891,377 (from cash on hand) to Parent.

Item 5.01.

Changes in Control of Registrant

The information contained in the Introductory Note and Item 5.02 of this Current Report on Form 8-K is incorporated by reference into this Item 5.01.

Item 5.02.

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements to Certain Officers

On July 10, 2018, Purchaser delivered a written consent of shareholders removing all then existing members of the Company’s Board of Directors, Myron Lewis, Robert Griffeth, Lian Ping Ng and Haijing Hao, and elected Fernando Tamez Gutierrez, Miguel Gómez-Mont Gavito, Carlos Luzuriaga Castro, Mauricio Gómez-Mont Gavito, Miguel Angel Eduardo Gómez-Mont Ureta, Luis Adell Vidal and Sergio Napoleón Rodríguez Morales to serve as members of the Board of Directors, effective immediately.

On that same day, the newly elected Board of Directors removed the then existing officers of the Company and appointed Fernando Tamez Gutierrez, as Chief Executive Officer, Carlos Luzuriaga Castro, as Chief Operating Officer, and Mauricio Gomez-Mont Gavito, as Chief Financial Officer. The biographies of Mr. Tamez Gutierrez and Mr. Efrain Luzuriaga Castro are presented below. The biography for Mr. Gomez-Mont Gavito will be filed as an amendment to this Current Report on Form 8-K.

Fernando Tamez Gutierrez

Mr. Tamez Gutierrez, 35, is currently a director of Purchaser and has served as manager of Parent since April 2018. He has also been the President and a director of Devine Skin Laboratories, S.A. D.E. C.V. (“DS Mexico”), since 2009. The Company acquired DS Mexico in November 2012. From November 2016 through June 2017, Mr. Tamez Gutierrez acted as the Company’s interim Chief Operating Officer. From June 30, 2017 to November 16, 2017, Mr. Tamez Gutierrez was the Company’s Chief Operating Officer. On November 16, 2017, Mr. Tamez Gutierrez resigned as Chief Operating Officer of the Company, but remained President of DS Mexico.

Mr. Tamez Gutierrez graduated from Universidad La Salle Facultad Mexicana de Medicina (La Salle University Mexico, School of Medicine) in 2006 with a medical degree and graduated from Universidad Iberoamericana in 2009 with a degree in business administration. He is a citizen of both Mexico and Spain.

Carlos Efrain Luzuriaga Castro

Mr. Carlos Efrain Luzuriaga Castro, 43, has worked as CEO of Latin America for DS Laboratories, Inc., a subsidiary of the Company, since 2015. From 2013 to 2015, he led the sales, marketing and sales force effectiveness departments of DS Laboratories, Inc. He is a chemical engineer and sales professional with an MBA and more than 14 years of experience with multinational companies within the pharmaceutical industry. In addition to high-end management positions in sales, marketing and technical operations, he has occupied management positions in such areas as supply chain and project management.

His management responsibilities have consistently included leadership of large projects, such as a national point of sales force launch, business plans for distributors, market access plans, new product launches, and solutions for inventory inaccuracies and the reformulation of weak products, among others. Mr. Efrain Luzuriaga Castro is a graduate of the University of Washington and received his MBA from Universidad Anahuac. He is a citizen of the United States and Costa Rica.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DS HEALTHCARE GROUP, INC.

Date: July 16, 2018	By:	/s/ Fernando Tamez Gutierrez
Fernando Tamez Gutierrez
Chief Executive Officer